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                                                                    Exhibit 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6671

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

               BLYTH, INC. REPORTS 3RD QUARTER SALES AND EARNINGS

GREENWICH, CT, November 29, 2001: Blyth, Inc. (NYSE:BTH) reported today third quarter Net Sales of $319.2 million compared with $324.4 a year earlier. Operating Profit was $45.1 million versus $51.8 million in the prior year period. Net Earnings for the quarter were $25.9 million versus $29.9 million a year earlier. Diluted Net Earnings Per Share for the third quarter were $0.55 compared to $0.63 for the same period last year.

Net sales for the nine months ended October 31, 2001 totaled $830.0 million versus $864.5 million reported a year ago. Operating profit through the first nine months was $94.8 million as compared to $121.3 million last year. Net earnings were $54.4 million as compared to $68.4 million for the prior year period. Diluted Net Earnings Per Share were $1.15 versus $1.42 for last year's first nine months.

Commenting on the third quarter results, Robert B. Goergen, Chairman of the Board and CEO, said, "Like most businesses, the tragic events of September 11th had an immediate effect on the Blyth family of companies, negatively impacting what management believes were continued improvements in several key business units. However, this effect had diminished by early October, particularly at PartyLite. We remain cautiously optimistic that, despite the significant negative impact that PartyLite experienced mid-quarter, results in this important business unit continue to improve."

On a segment basis, Net Sales in the Candles and Home Fragrance Products businesses were $237.2 million, compared to $271.3 million in the prior year period. Operating income for this segment was $29.4 million, compared to $40.3 million in last year's third quarter.

Sales for PartyLite, Blyth's worldwide direct selling business unit, declined about 11% as compared to the third quarter last year, though improvement was evident in the beginning weeks of September, which management attributes to a strong new holiday product line and catalogue. Show activity, particularly in the U.S., experienced a temporary and dramatic interruption in the weeks immediately following September 11th, but an upward trend resumed beginning in October, such that PartyLite U.S. experienced record sales that month. Improvement was also notable in Germany, PartyLite's second largest market.
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Within Blyth's North American consumer wholesale businesses, delays and caution in holiday stocking by retailers due to uncertain consumer demand resulted in slower third quarter shipments versus last year. Blyth's sales declined by approximately 14% in the premium channel and by approximately 20% in the mass channel. As expected, and as noted in the Company's second quarter earnings release and teleconference, over-capacity and pricing pressure resulting from increased competition in the mass channel continued into the third quarter. This was only temporarily offset by the increase in candle sell-through noted after September 11th due to vigils and memorials following the tragedy.

Sales in Blyth's European consumer wholesale and retail businesses increased by approximately 5%, led by solid gains in the U.K.-based Colony Group, which continues to increase its position in the growing premium market for fragranced candles and accessories. Sales were flat for the Germany-based Gies Group as increases in fragranced products offset declines in the Company's core business of unscented candles.

Net sales in the Creative Expressions and Foodservice businesses totaled $82.0 million versus $53.2 million one year ago, and operating income in this segment was $15.7 million compared to $11.5 million in the prior year period. Increases in this segment of Blyth's business were largely attributable to the inclusion of Midwest of Cannon Falls, which was acquired by Blyth in April. Sales of decorative gift bags and related seasonal decorations of JMC Impact increased approximately 6% versus last year, whereas shipments of Sterno(R) brand and tabletop products to restaurants and hotels declined, reflecting the reduced travel and corporate entertaining that resulted from both the overall weak economic environment and the aftermath of September 11th. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

The Company noted that 47,300 shares of Blyth stock were repurchased in the third quarter, for approximately $1.0 million, bringing total repurchased shares to $58.5 million since the program was first implemented in fiscal year 1999.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions and Foodservice products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended October 31, 2001 totaled $ 1,163.0 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail and overall economic environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

                                       ###
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                                   BLYTH, INC.

                       CONSOLIDATED STATEMENT OF EARNINGS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                            Three Months       Three Months       Nine Months        Nine Months
                                                         Ended October 31,   Ended October 31,  Ended October 31,  Ended October 31,
                                                             ---------          ---------          ---------          ---------
                                                               2001               2000               2001               2000
                                                             ---------          ---------          ---------          ---------
Net sales                                                    $ 319,151          $ 324,430          $ 829,989          $ 864,486
Cost of goods sold                                             157,504            157,524            404,982            406,898
                                                             ---------          ---------          ---------          ---------
    Gross profit                                               161,647            166,906            425,007            457,588
Selling and shipping                                            90,433             91,456            254,014            264,335
Administrative                                                  24,777             22,609             72,859             68,802
Amortization of goodwill                                         1,345              1,048              3,356              3,144
                                                             ---------          ---------          ---------          ---------
                                                               116,555            115,113            330,229            336,281
                                                             ---------          ---------          ---------          ---------
    Operating profit                                            45,092             51,793             94,778            121,307
                                                             ---------          ---------          ---------          ---------
Other expense (income)
  Interest expense                                               4,214              4,180             12,312             12,521
  Interest income and other                                       (585)                25             (4,640)            (1,139)
  Equity in earnings of investee                                   268                (64)               443                723
                                                             ---------          ---------          ---------          ---------
                                                                 3,897              4,141              8,115             12,105
                                                             ---------          ---------          ---------          ---------
    Earnings before income taxes, minority interest
    and cumulative effect of accounting change                  41,195             47,652             86,663            109,202
Income tax expense                                              15,324             17,718             32,238             40,758
                                                             ---------          ---------          ---------          ---------
    Earnings before minority interest and cumulative
     effect of accounting change                                25,871             29,934             54,425             68,444
Minority interest                                                   --                 --                 --             (1,084)
                                                             ---------          ---------          ---------          ---------
    Earnings before cumulative effect of accounting             25,871             29,934             54,425             69,528
change Cumulative effect of accounting change (SAB 101),
net of taxes                                                        --                 --                 --             (1,153)
                                                             ---------          ---------          ---------          ---------
    Net Earnings                                             $  25,871          $  29,934          $  54,425          $  68,375
                                                             =========          =========          =========          =========

Basic:
    Net earnings per common share before cumulative
     effect of accounting change                             $    0.55          $    0.63          $    1.16          $    1.45
    Cumulative effect of accounting change (SAB 101)              0.00               0.00               0.00              (0.02)
                                                             ---------          ---------          ---------          ---------
                                                             $    0.55          $    0.63          $    1.16          $    1.43
                                                             =========          =========          =========          =========
    Weighted average number of shares outstanding               47,060             47,531             47,071             47,817

Diluted:
    Net earnings per common share before cumulative
     effect of accounting change                             $    0.55          $    0.63          $    1.15          $    1.44
    Cumulative effect of accounting change (SAB 101)              0.00               0.00               0.00              (0.02)
                                                             ---------          ---------          ---------          ---------
                                                             $    0.55          $    0.63          $    1.15          $    1.42
                                                             =========          =========          =========          =========
    Weighted average number of shares outstanding               47,201             47,747             47,234             48,105


                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                                 October 31, 2001   October 31, 2000
                                                 ----------------   ----------------
Assets
  Cash and Cash Equivalents                          $ 32,799           $ 27,176
  Accounts Receivable, Net                            170,380            125,789
  Inventories                                         224,523            230,225
  Property, Plant & Equipment, Net                    258,180            265,220
  Other Assets                                        152,044            129,981
                                                     --------           --------
                                                     $837,926           $778,391
                                                     ========           ========

Liabilities and Stockholders' Equity
  Bank Debt                                          $ 82,034           $ 69,478
  Senior Notes                                         14,286             17,857
  Bond Debt                                           150,000            150,000
  Other Liabilities                                   131,978            134,008
  Stockholders' Equity                                459,628            407,048
                                                     --------           --------
                                                     $837,926           $778,391
                                                     ========           ========